Q3 2021 Shareholder Letter

November 2, 2021 Dear Shareholders: Today we announced financial results for the third quarter and, most notably, our decision to wind down our Zillow Offers operations, which will unfortunately involve a reduction in our workforce of approximately 25% over the next few quarters. This decision was not taken lightly, especially considering the hard work and commitment from the Zillow Offers team. Ultimately, we determined that further scaling up Zillow Offers is too risky, too volatile to our earnings and operations, provides too little opportunity for return on equity, and serves too narrow a portion of our customers. Before detailing Q3 results, we want to provide the logic behind this tough but necessary determination. Zillow’s vision is to help people unlock life’s next chapter by innovating on products and services as we evolve from a search-and-find experience to be directly involved in modernizing the real estate transaction itself. We are uniquely well-positioned to deliver on this vision given our audience, our brand, and our profitable and growing core business. We call this Zillow 2.0, and it firmly remains our vision today. We’ve made many investments toward Zillow 2.0, one of the biggest being Zillow Offers as a compelling product offering for home sellers. When we decided to take a big swing on Zillow Offers three and a half years ago, our aim was to become a market maker, not a market risk taker, underpinned by the need to forecast the price of homes accurately three to six months into the future. We subsequently set unit economic target guardrails publicly of +/- 200 basis points of breakeven economics. In our short tenure operating Zillow Offers, we have experienced a series of extraordinary events: a global pandemic, a temporary freezing of the housing market, and then a supply-demand imbalance that led to a rise in home prices at an unprecedented rate. We have been unable to accurately forecast future home prices at different times in both directions by much more than we modeled as possible, with Zillow Offers unit economics swinging approximately 1,200 basis points from Q2 to an expected -500 to -700 basis points in Q4 2021. Because of this price forecasting volatility, we have had to reconsider what the business might look like at a larger size. We have offered sellers a fair market price from the start of Zillow Offers, while also being clear that the business would only become consistently profitable at scale. We have determined this large scale would require too much equity capital, create too much volatility 2 | Q3 2021

in our earnings and balance sheet, and ultimately result in far lower return on equity than we imagined. This home price forecasting volatility has also contributed to significant capacity and demand planning challenges, exacerbated by a difficult labor and supply chain environment, leading to our announcement1 two weeks ago to suspend signing new contracts through the end of this year. We judge future significant volume volatility to be an impediment to ramp a scaled operation, and any interruptions in the supply chain like we’ve recently experienced could result in increased holding times, further increasing our exposure to volatility. A final factor in the wind-down decision is that, to date, we have been able to convert only about 10% of the serious sellers who ask for a Zillow Offer, and have tended to disappoint the roughly 90% who didn’t sell to us. Given our hard-earned position at the top of the seller funnel with more than 220 million average monthly unique users and the popularity of the Zestimate, we believe there are better, broader, less risky, more brand-aligned ways of enabling all of our customers who want to move. Before turning to what’s next, it’s worth highlighting the strength of our core business, which has thrived while we poured its profits into the Zillow Offers iBuying operation. Over that investment period, we expect IMT segment revenue to increase 57% from a reported $1.2 billion in 2018 to $1.9 billion in 2021 at the midpoint of our outlook range. Further, we expect IMT segment Adjusted EBITDA to increase by nearly 3.5 times from 2018 to $833 million in 2021 at the midpoint of our outlook range. As we move forward, we remain focused on the same key areas, all with the end goal of helping turn dreamers into movers. We are going to continue to create engaging experiences that attract people to our apps and sites on a daily basis. Prominently, we believe our ability to continually improve the Zestimate to be fundamental and foundational to our top-of-funnel, audience, and brand advantage. As those who dream with us start to shop with us, we will continue to evolve our capabilities to make our shopping experience more digital and less friction-filled. Now that ShowingTime is officially part of Zillow Group, we are solving another pain point for home shoppers and agents - the cumbersome process of scheduling a tour. The touring opportunity is similar to the opportunity we pursued with our Connections program back in 2018. Removing friction and streamlining communication between home shoppers and agents was one of our first steps toward a better and more integrated home shopping experience. We expect ShowingTime will help us enable another. 1https://investors.zillowgroup.com/investors/news-and-events/news/news-details/2021/At-Operational-Capacity-Zillow-Offers-to-Focus-on-Signed-Customer-Contrac ts-and-Current-Inventory-Suspends-Signing-of-New-Contracts-Through-2021/default.aspx 3 | Q3 2021

For our Premier Agent business, this means continuing to work with high-performing partners who convert high-intent shoppers into movers. For Zillow Home Loans and Zillow Closing Services, this means continuing to enable integration on our moving platform. And Zillow 360 continues to be an exciting integration opportunity — providing a seamless move through shopping, connecting, selling, buying, financing, and closing. The change necessitated by today’s announcement is the evolution of how we will help a customer sell her current home. Before today, our seller offering was overly focused on Zillow Offers and was able to serve only a small number of the available customer set. Going forward, rather than having to buy a customer’s home to help her sell, we are now simply going to help her move. We will expand our view and explore a marketplace of scalable selling solutions that give certainty, convenience, choice, simplicity and speed, all while addressing the broader opportunity for Zillow. Importantly, we now plan to focus our offerings on asset- and capital-light solutions with an open mind as we explore providing these solutions ourselves and/or through partners. We continue to be in a competitively advantageous position due to our audience, our brand, and our healthy and profitable core business. We are confident our current and future technology platform and tools will enable us to deliver an increasingly integrated, digital, and seamless experience via our own services and through partners. We also see opportunity in using our learnings from Zillow Offers, our tools, and our capabilities to broaden our seller focus beyond only iBuying. The opportunity continues to be large to drive growth with higher conversion and to increase the depth, number, and integration of the services we offer our customers. After careful assessment and volatile earnings, instead of doubling down on a single, capital-constrained, risk-heavy solution, we will focus on the broader problem: helping people move. And we continue the mission of creating solutions that can be accessed by everyone moving, not just a narrow set of people who have to negotiate with us as the primary buyer, leaving most unsatisfied. We regret that this decision to wind down our Zillow Offers operations involves a major reduction in our workforce - a workforce of committed people who have worked hard on a big idea and who we will support well. We are grateful to them. We are lucky to have a strong and growing core marketplace business from which to invest moving forward. We are lucky to have a courageous team, who have helped us on our journey, and a strong culture of innovation that encourages taking big swings but also is clear-eyed when we miss. We are lucky to have a deep, untapped well of opportunity for innovation in our massive user base, partner network, and trusted brand. And, we are lucky to have fellow investors who will appreciate both the necessity and the opportunity in this decision. Sincerely, Rich Barton, co-founder & CEO Allen Parker, CFO 4 | Q3 2021

Third-Quarter 2021 Summary:

- Consolidated Q3 revenue of $1.7 billion.
  - IMT segment revenue grew 16% year over year to $480 million, and Premier Agent revenue grew 20% year over year to $359 million as we continued to execute on making better connections between our high-intent customers and high-performing agents.
  - Homes segment revenue of $1.2 billion was below our Q3 outlook of $1.45 billion at the midpoint of the range due primarily to renovation and resale capacity constraints, which shifted home closings into Q4 2021 that were previously expected to close in Q3.
  - Mortgages segment revenue grew 30% year over year to $70 million, exceeding our outlook range, driven by increased purchase and refinance loan origination volumes and growth in our mortgage marketplace business.
- Consolidated GAAP net loss was $328 million in Q3. Segment income (loss) before income taxes was $130 million, $(422) million and $(6) million for the IMT, Homes and Mortgages segments, respectively. Consolidated GAAP net loss and Homes segment loss before income taxes were negatively impacted by a $304 million write-down on inventory owned at the end of Q3 as a result of purchasing homes at higher prices than our current estimates of future selling prices.
- Consolidated Adjusted EBITDA[2] loss of $169 million despite Adjusted EBITDA for the IMT and Mortgages segments exceeding the high end of our Q3 outlook. Adjusted EBITDA by segment was $207 million, $(381) million and $5 million for the IMT, Homes and Mortgages segments, respectively. Consolidated Adjusted EBITDA and Adjusted EBITDA for the Homes segment were negatively impacted by the $304 million inventory write-down discussed above.
- Zillow completed the acquisition of ShowingTime, bringing industry-leading functionality that makes it easier for buyers, sellers and agents to schedule tours of homes for sale.
- The company ended the third quarter with cash and investments of $3.2 billion.
- Traffic to Zillow Group's mobile apps and websites was 227 million average monthly unique users, down 4% year over year and up 16% when compared to the same period in 2019, driving 2.7 billion visits, down 4% from a year ago and up 26% when compared to the same period in 2019. Year-over-year traffic comparisons were impacted by abnormal seasonality in 2020 due to the pandemic.

Key Highlights

Q3

CONSOLIDATED REVENUE:
$1.7 Billion

CONSOLIDATED GROSS PROFIT:
$241 Million
-42% YoY decline

CONSOLIDATED GAAP NET LOSS:
$328 Million

CONSOLIDATED ADJUSTED EBITDA LOSS:
$169 Million

AVERAGE MONTHLY UNIQUE USERS:
227 Million
-4% YoY decline

VISITS:
2.7 Billion
-4% YoY decline

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[2] Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. See the sections "Use of Non-GAAP Financial Measures" and "Adjusted EBITDA" below for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for the relevant period.

5 | Q3 2021

Third-Quarter 2021 Results CONSOLIDATED RESULTS During Q3 we experienced higher conversion rates than previously observed in Zillow Offers as a result of unintentionally purchasing homes at higher prices than our current estimates of future selling prices, resulting in the recognition of a $304 million inventory write down. This, combined with industry-wide renovation labor supply shortages, constrained our operations and shifted home closings into Q4 that were previously expected to close in Q3. These factors led to total consolidated Q3 results below our expectations, with reported revenue of $1.7 billion, gross profit of $241 million, GAAP net loss of $328 million and Adjusted EBITDA loss of $169 million. Our IMT segment continued to deliver strong Q3 revenue growth of 16% year over year compared to industry growth estimated at 9%. Trailing 12 months revenue for the IMT segment has grown 52% compared to full year 2018 as we have executed on getting closer to customers to connect more high-intent buyers to high-performing agents as we continue to grow our other marketplaces. Despite the difficult comparison driven by unusually high second half of 2020 reductions in spend during the pandemic, Q3 IMT segment income before taxes declined 7% from Q3 2020 and Adjusted EBITDA grew 6% over the same period. IMT segment income before taxes for the trailing 12 months as of the end of Q3 has grown more than $600 million when compared to the full year 2018, and Adjusted EBITDA has grown nearly $600 million or 248% over the same period. *TTM represents the trailing twelve month period as of the date presented. 6 | Q3 2021

INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS

Revenue for the Internet, Media & Technology ("IMT") segment was $480 million, increasing 16% year over year and 43% when compared to Q3 2019. We continue to see benefits from execution in our Premier Agent business, which drove IMT revenue near the high end of our guidance range. This strength was offset by high occupancy rates impacting our rentals business, which impacted the growth of Other IMT segment revenue. Separately, we closed our acquisition of ShowingTime on Sept. 30th, which will help us solve a key friction point for customers and partners as we continue to invest in innovation to further improve the touring process for the entire industry.

IMT Highlights

Q3

SEGMENT REVENUE:

$480 Million

+16% YoY growth

SEGMENT INCOME BEFORE INCOME TAXES:

$130 Million

SEGMENT ADJUSTED EBITDA:

$207 Million

IMT segment GAAP income before income taxes in Q3 was $130 million, or 27% of IMT segment revenue, compared to $140 million, or 34% of IMT segment revenue, in the same period a year ago.

IMT segment Adjusted EBITDA was $207 million in Q3, or 43% of IMT segment revenue, exceeding our outlook of $182 million and 38% Adjusted EBITDA margin at the high end of our outlook range. Adjusted EBITDA margin was higher than expected as operating and marketing costs were less than previously planned.

Premier Agent

Zillow PREMIER AGENT

Premier Agent revenue of $359 million was up 20% year over year and the two-year stack is up 49% when compared to Q3 2019. Our focus on increasing connections between high-intent customers and high-performing partners has resulted in better conversion rates that contributed to higher monetization across the business. We continue to focus on improving the quality and delivery of connections, as well as on building our network of high-performing agents.

Other IMT Revenue

Other IMT revenue, which includes rentals, new construction, display advertising and business technology solutions for real estate professionals, increased 4% year over year to $121 million in Q3. This was a deceleration from the 44% year-over-year growth in Q2 2021. Rentals revenue was the primary driver behind the year-over-year growth deceleration, driven by a difficult comparison in Q3 due to abnormal seasonality in 2020. Rentals revenue was also impacted by high occupancy rates, which created a headwind for advertising demand.

7 | Q3 2021

HOMES SEGMENT RESULTS Higher-than-anticipated conversion rates during Q3 resulted in the purchase of 9,680 homes, further pressuring our renovation and resale capacity constraints. This resulted in 3,032 homes sold in Q3, below our expectations. We also recorded a $304 million write-down on inventory owned at the end of Q3 as a result of unintentionally purchasing homes at higher prices than our current estimates of future selling prices. We ended the quarter with 9,790 homes in inventory and 8,172 homes under contract. Zillow Offers gross profit was a loss of $245 million in Q3 and average Zillow Offers gross profit per home sold was a loss of $80,771, or nearly (2,100) basis points as a percentage of revenue. Homes segment loss before income taxes was $422 million in Q3. Homes segment Adjusted EBITDA in Q3 was a loss of $381 million. Adjusted EBITDA was impacted by the $304 million inventory write-down as discussed above, and realized unit economics were lower than we planned. Average return on homes sold before interest expense3 was $9,183 per home, or 237 basis points as a percentage of revenue. *Amount excludes expenses incurred during the period that are not related to homes sold during the period. ** Holding costs and interest expense include $2.8 million and $2.0 million, respectively, of costs incurred in prior periods associated with homes sold in the third quarter of 2021. 3Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. See the sections “Use of Non-GAAP Financial Measures” and “Non-GAAP Average Return on Homes Sold After Interest Expense” below for more information about our presentation of these non-GAAP measures, including reconciliation to the most directly comparable GAAP financial measures, which are Zillow Offers gross profit and average gross profit per home. 8 | Q3 2021

MORTGAGES SEGMENT RESULTS Mortgages revenue of $70 million increased 30% year over year, exceeding our outlook range. Mortgages segment loss before income taxes was $6 million and Adjusted EBITDA was $5 million, also exceeding our outlook range, driven by year-over-year growth in loan origination volume and gain on sale margins higher than expected, as well as growth in our mortgage marketplace business. Total loan origination volume was up 115% in Q3 year over year and was up 25% sequentially from Q2. Purchase loan origination volume in Q3 was up 119% and refinance loan origination volume was up 113% year over year. Third-Quarter Financial Details OPERATING EXPENSE SUMMARY Total operating expenses were $522 million in Q3, up 55% from $336 million in the same period a year ago, primarily driven by increases in marketing and advertising expenses, additional headcount-related costs, and increased holding and selling costs in the Homes segment due to increased sales volume from Zillow Offers. The following table presents operating expenses by segment for the periods presented (in thousands, unaudited): CASH & INVESTMENTS AND DEBT SUMMARY We ended the third quarter with cash and investments of $3.2 billion and debt of $4.4 billion. 9 | Q3 2021

Outlook The following table presents our outlook for the three months ending Dec. 31, 2021 (in millions): * Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; gains or losses on extinguishment of debt and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Use of Non-GAAP Financial Measures” below. ** We have excluded from our outlook for Weighted average shares outstanding - diluted any potentially dilutive impact of the conversion of our convertible senior notes due in 2024, 2025 and 2026 subsequent to the date of this letter. The maximum number of shares underlying these convertible senior notes as of the date of this letter is 33.9 million shares of Class C capital stock. Consolidated Outlook We expect Q4 consolidated revenue to be $2.4 billion at the midpoint of our outlook. We expect consolidated Adjusted EBITDA to be a loss between $186 million and $136 million. We expect consolidated Adjusted EBITDA to remain negative in Q4 as we expect to recognize losses of between $240 million and $265 million related primarily to inventory we have committed to purchase during Q4. We also expect to recognize total impairment and restructuring and other associated costs of $175 million to $230 million over the course of the wind-down of Zillow Offers operations, beginning in Q4 and extending into 2022. During early Q4, we expect to invest additional cash into a higher inventory balance before inventory begins to decline in future periods. We expect the net impact of the Zillow Offers wind 10 | Q3 2021

down of inventory (including inventory losses), operating costs and restructuring costs in the aggregate to be at least cash flow neutral. Internet, Media & Technology Segment In Q4, we expect IMT segment revenue to be between $474 million and $487 million, up 13% year over year at the midpoint of our outlook range. This is a slight deceleration from the Q3 year-over-year growth rate as a result of more difficult comparisons from abnormal seasonality in the second half of 2020 and further pressure assumed for rentals as a result of high rental occupancy rates. On a two-year-stacked basis compared to Q4 2019, we expect Q4 IMT segment revenue growth to increase 50% at the midpoint of our outlook range, an acceleration even after excluding the benefit of ShowingTime that will be included in Other revenue in the IMT segment beginning in Q4. We expect Q4 IMT segment Adjusted EBITDA margin to be 42% at the midpoint of our outlook, roughly flat sequentially from 43% in Q3. Premier Agent In Q4, Premier Agent revenue is expected to be between $354 million and $362 million, up 14% year over year and up 53% over Q4 2019, at the midpoint of our outlook. The two-year-stacked comparison is expected to accelerate from Q3 as we are seeing continued improvement in close rates by a larger mix of high-performing agents, strong retention of Premier Agents, and improved connections on recent initiatives. Homes Segment In Q4, we expect Homes segment revenue to be between $1.7 billion and $2.1 billion and Homes segment Adjusted EBITDA loss to be between $365 million and $330 million. This guidance reflects continued inventory purchases in Q4 and continued expected capacity constraints on renovations. We expect to acquire close to 9,000 homes and sell approximately 5,000 homes at the midpoint of our Q4 revenue outlook. Our Homes segment Adjusted EBITDA guidance also assumes we will recognize $240 million to $265 million of losses in Q4 on homes we expect to purchase in the quarter. Mortgages Segment In Q4, Mortgages segment revenue is expected to be between $47 million and $52 million, down from Q3. Our Q4 guidance assumes slight compression in gain-on-sale margins, slower refinance activity given the recent interest rate movements, and lower purchase loan origination volume, which we expect will be impacted by the wind-down of our Zillow Offers operations. Mortgages segment Adjusted EBITDA is expected to be between a loss of $16 million and $11 million as a result of lower revenue and continued investments to grow our mortgage originations business. 11 | Q3 2021

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, the expected amount and timing of charges, write-downs and cash expenditures and expected wind down plans of the Zillow Offers operations, the current and future health and stability of the residential housing market and economy and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of November 2, 2021, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, disruptions in operations, including in our ability to complete the purchase of homes currently under contract and renovate, market and close on the sale of homes currently in inventory during the wind down of Zillow Offers; disruptions in relationships with customers, suppliers, vendors, broker partners, contractors, employees, lenders and consumers given our decision to wind down our Zillow Offers operations; unanticipated developments that may prevent, delay or increase the costs associated with our wind down activities; our access to and the availability of financing on terms acceptable to us to finance the purchase of homes through Zillow Offers during the wind down of Zillow Offers; the impact of the COVID-19 pandemic (including variants) or other public health crises and any associated economic downturn on Zillow Group’s future financial position, operations and financial performance; the magnitude, duration and severity of the COVID-19 pandemic and the availability and widespread distribution and use of effective vaccines; the impact of actions taken by governments, businesses and individuals in response to the COVID-19 pandemic, including changes in laws or regulations that limit our ability to operate; the current and future health and stability of the economy, financial conditions and residential housing market, including any extended slowdown in the real estate markets as a result of the COVID-19 pandemic; changes in laws or regulations applicable to our business, employees, products or services, including current and future laws, regulations and orders that limit Zillow Group’s ability to operate in light of the COVID-19 pandemic; changes in general economic and financial conditions that reduce demand for our products and services, lower our profitability or reduce Zillow Group’s access to credit; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; addition or loss of significant customers; actual or anticipated changes in Zillow Group’s growth rate relative to that of our competitors; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to obtain or maintain licenses and permits to support Zillow Group’s current and future businesses; ability to comply with MLS rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to operate our Zillow Offers and mortgage origination businesses, including the ability to obtain sufficient financing; fluctuations in the valuation of companies perceived by investors to be comparable to Zillow Group; the impact of natural disasters and other catastrophic events; the impact of pending or future litigation; and the issuance of new or updated research or reports by securities analysts. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2020 and in future quarterly and annual reports. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. 12 | Q3 2021

Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), Average Return on Homes Sold Before Interest Expense and Average Return on Homes Sold After Interest Expense, which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP. Adjusted EBITDA To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA in total and for each segment, each a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA in total to net income (loss) and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable GAAP financial measures. Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA does not reflect impairment costs; • Adjusted EBITDA does not reflect acquisition-related costs; • Adjusted EBITDA does not reflect the gain (loss) on extinguishment of debt; • Adjusted EBITDA does not reflect interest expense or other income; • Adjusted EBITDA does not reflect income taxes; and • Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net income (loss), income (loss) before income taxes for each segment, and our other GAAP results. 13 | Q3 2021

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net income (loss) on a consolidated basis and income (loss) before income taxes margin for each segment, for the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		2020 to 2021 % Change	Nine Months Ended September 30,		2020 to 2021 % Change
	2021	2020		2021	2020	
Revenue:						
Homes segment:						
Zillow Offers	$1,172,693	$ 185,904	531 %	$2,645,697	$1,408,832	88 %
Other (1)	13,465	1,201	1,021 %	21,758	2,398	807 %
Total Homes segment revenue	1,186,158	187,105	534 %	2,667,455	1,411,230	89 %
IMT segment:						
Premier Agent	358,852	298,673	20 %	1,041,924	732,741	42 %
Other (2)	121,343	116,716	4 %	360,689	293,653	23 %
Total IMT segment revenue	480,195	415,389	16 %	1,402,613	1,026,394	37 %
Mortgages segment	70,290	54,198	30 %	194,995	113,241	72 %
Total revenue	$1,736,643	$ 656,692	164 %	$4,265,063	$2,550,865	67 %
Other Financial Data:						
Gross profit	$ 240,583	$ 412,919		$1,286,098	$1,027,211	
Income (loss) before income taxes:						
Homes segment	$ (421,604)	$ (75,617)	(458)%	$ (539,424)	$ (253,633)	(113)%
IMT segment	130,151	139,956	(7)%	407,299	117,615	246 %
Mortgages segment	(5,643)	10,594	(153)%	(25,148)	(2,791)	(801)%
Corporate items (3)	(42,089)	(34,938)	(20)%	(109,887)	(77,466)	(42)%
Total income (loss) before income taxes	$ (339,185)	$ 39,995	(948)%	$ (267,160)	$ (216,275)	(24)%
Net income (loss)	$ (328,174)	$ 39,570	(929)%	$ (266,569)	$ (208,151)	(28)%
Adjusted EBITDA:						
Homes segment	$ (380,783)	$ (59,176)	(543)%	$ (443,823)	$ (195,079)	(128)%
IMT segment	206,870	195,465	6 %	633,216	353,044	79 %
Mortgages segment	5,172	15,895	(67)%	5,622	15,177	(63)%
Total Adjusted EBITDA	$ (168,741)	$ 152,184	(211)%	$ 195,015	$ 173,142	13 %

(1) Other Homes segment revenue relates to revenue associated with the title and escrow services provided through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by rentals, new construction and display advertising, as well as revenue from the sale of various other advertising and business technology solutions for real estate professionals, including dotloop.
(3) Certain corporate items are not directly attributable to any of our segments, including the gain (loss) on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

14 | Q3 2021

Percentage of Revenue:	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	2020 to 2021 % Change	2020 to 2021 Margin Change Basis Points	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	2020 to 2021 % Change	2020 to 2021 Margin Change Basis Points
Gross profit	14 %	63 %	(78)%	(4,900)	30 %	40 %	(25)%	(1,000)
Income (loss) before income taxes:								
Homes segment	(36)%	(40)%	10 %	400	(20)%	(18)%	(11)%	(200)
IMT segment	27 %	34 %	(21)%	(700)	29 %	11 %	164 %	1,800
Mortgages segment	(8)%	20 %	(140)%	(2,800)	(13)%	(2)%	(550)%	(1,100)
Corporate items	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total income (loss) before income taxes	(20)%	6 %	(433)%	(2,600)	(6)%	(8)%	25 %	200
Net income (loss)	(19)%	6 %	(417)%	(2,500)	(6)%	(8)%	25 %	200
Adjusted EBITDA:								
Homes segment	(32)%	(32)%	— %	—	(17)%	(14)%	(21)%	(300)
IMT segment	43 %	47 %	(9)%	(400)	45 %	34 %	32 %	1,100
Mortgages segment	7 %	29 %	(76)%	(2,200)	3 %	13 %	(77)%	(1,000)
Total Adjusted EBITDA	(10)%	23 %	(143)%	(3,300)	5 %	7 %	(29)%	(200)

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in thousands, unaudited):

	Three Months Ended September 30, 2021				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (328,174)
Income taxes	N/A	N/A	N/A	N/A	(11,011)
Income (loss) before income taxes	$ (421,604)	$ 130,151	$ (5,643)	$ (42,089)	$ (339,185)
Other income	(274)	—	(1,096)	(594)	(1,964)
Depreciation and amortization	5,357	22,747	2,142	—	30,246
Share-based compensation	20,009	50,737	8,659	—	79,405
Acquisition-related costs	—	3,235	—	—	3,235
Loss on extinguishment of debt	—	—	—	14,785	14,785
Interest expense	15,729	—	1,110	27,898	44,737
Adjusted EBITDA	$ (380,783)	$ 206,870	$ 5,172	$ —	$ (168,741)

15 | Q3 2021

	Three Months Ended September 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes:					
Net income (1)	N/A	N/A	N/A	N/A	$ 39,570
Income taxes	N/A	N/A	N/A	N/A	425
Income (loss) before income taxes	$ (75,617)	$ 139,956	$ 10,594	$ (34,938)	$ 39,995
Other income	—	—	(636)	(2,382)	(3,018)
Depreciation and amortization	3,029	22,074	1,675	—	26,778
Share-based compensation	11,815	33,435	3,709	—	48,959
Interest expense	1,597	—	553	37,320	39,470
Adjusted EBITDA	$ (59,176)	$ 195,465	$ 15,895	$ —	$ 152,184

	Nine Months Ended September 30, 2021				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (266,569)
Income taxes	N/A	N/A	N/A	N/A	(591)
Income (loss) before income taxes	$ (539,424)	$ 407,299	$ (25,148)	$ (109,887)	$ (267,160)
Other income	(274)	—	(3,834)	(1,882)	(5,990)
Depreciation and amortization	14,383	67,703	6,042	—	88,128
Share-based compensation	56,425	150,491	24,557	—	231,473
Acquisition-related costs	—	7,723	—	—	7,723
Loss on extinguishment of debt	—	—	—	17,119	17,119
Interest expense	25,067	—	4,005	94,650	123,722
Adjusted EBITDA	$ (443,823)	$ 633,216	$ 5,622	$ —	$ 195,015

	Nine Months Ended September 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (208,151)
Income taxes	N/A	N/A	N/A	N/A	(8,124)
Income (loss) before income taxes	$ (253,633)	$ 117,615	$ (2,791)	$ (77,466)	$ (216,275)
Other income	—	(5,300)	(1,223)	(16,203)	(22,726)
Depreciation and amortization	9,201	67,889	4,887	—	81,977
Share-based compensation	35,847	98,940	10,318	—	145,105
Gain on extinguishment of debt	—	—	—	(6,391)	(6,391)
Impairment costs	—	73,900	2,900	—	76,800
Interest expense	13,506	—	1,086	100,060	114,652
Adjusted EBITDA	$ (195,079)	$ 353,044	$ 15,177	$ —	$ 173,142

(1) We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income (loss) and income tax benefit (expense) are calculated and presented only on a consolidated basis within our financial statements.

(2) Certain corporate items are not directly attributable to any of our segments, including the gain (loss) on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

16 | Q3 2021

The following table presents a reconciliation of IMT segment Adjusted EBITDA to the most directly comparable GAAP financial measure, which is IMT segment income (loss) before income taxes, for each of the periods presented (in thousands, unaudited):

	IMT Segment			
	Year Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2020	TTM (2) September 30, 2021
Reconciliation of Adjusted EBITDA to Income (Loss) Before Income Taxes:				
Income (loss) before income taxes (1)	$ (57,638)	$ 80,060	$ 262,984	$ 552,668
Other income	—	—	(5,300)	—
Depreciation and amortization	91,232	73,369	89,862	89,676
Share-based compensation	131,404	150,434	134,691	186,242
Impairment costs	75,000	—	73,900	—
Acquisition-related costs	27	—	—	7,723
Adjusted EBITDA	$ 240,025	$ 303,863	$ 556,137	$ 836,309

(1) We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income (loss) and income tax benefit (expense) are calculated and presented only on a consolidated basis within our financial statements and not included in the above reconciliation.

(2) TTM represents the trailing twelve month period as of the date presented.

Non-GAAP Average Return on Homes Sold After Interest Expense

To provide investors with additional information regarding our Zillow Offers financial results, this communication includes a calculation of Average Return on Homes Sold After Interest Expense, which is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes Sold After Interest Expense to the most directly comparable GAAP financial measure, which is average gross profit per home for the Zillow Offers business.

We believe that Average Return on Homes Sold After Interest Expense is a useful financial measure to investors as it is one of the primary measures used by management in making investment decisions, measuring unit level economics and evaluating operating performance for the Zillow Offers business. The measure is intended to convey the unit level economics of homes sold during the period by presenting the average revenue and associated expenses directly attributed to the homes sold. We believe this average per unit measure facilitates meaningful period over period comparisons notwithstanding variability in the number of homes sold during a period and indicates ability to generate average returns on assets sold after considering home purchase costs, renovation costs, holding costs and selling costs.

We calculate the Average Return on Homes Sold After Interest Expense as revenue associated with homes sold during the period less direct costs attributable to those homes divided by the number of homes sold during the period. Specifically, direct costs include, with respect to each home sold during the period (1) home acquisition and renovation costs, which in turn include certain labor costs directly associated with these activities; (2) holding and selling costs; and (3) interest costs incurred.

Included in direct holding and interest expense amounts for the periods presented are holding and interest costs recorded as period expenses in prior periods associated with homes sold in the presented period, which are not calculated in accordance with, or as an alternative for, GAAP and should not be considered in isolation or as a substitute for results reported under GAAP. Excluded from certain of these direct cost amounts are costs recorded in the presented period related to homes that remain in inventory at the end of the period, as shown in the tables below. We make these period adjustments because we believe presenting Average Return on Homes Sold After Interest Expense in this manner provides a focused view on a subset of our assets - homes sold during the period - and reflecting costs associated with those homes sold from the time we acquire to the time we sell the home, which may be useful to investors.

17 | Q3 2021

Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of homes sold during the period and is not intended to be a segment or company performance metric. Average Return on Homes Sold After Interest Expense is a supplemental measure of operating performance for a subset of assets and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Average Return on Homes Sold After Interest Expense does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; • Average Return on Homes Sold After Interest Expense does not consider the potentially dilutive impact of share-based compensation; • Average Return on Homes Sold After Interest Expense does not include period costs that were not eligible for inventory capitalization associated with homes held in inventory at the end of the period; • Average Return on Homes Sold After Interest Expense does not reflect indirect expenses included in cost of revenue, sales and marketing, technology and development, or general and administrative expenses, some of which are recurring cash expenditures necessary to operate the business; and • Average Return on Homes Sold After Interest Expense does not reflect income taxes. The calculation of Average Return on Homes Sold After Interest Expense includes only those expenses directly attributed to the homes sold during the period. To arrive at return on homes sold after interest expense, the Company deducts from Zillow Offers gross profit (1) holding costs incurred in the presented period and prior periods for homes sold during the presented period that are included in sales and marketing expense, (2) selling costs incurred in the presented period for homes sold during the presented period that are included in sales and marketing expense and (3) interest expense incurred in the presented period and prior periods for homes sold during the presented period. The Company adds to Zillow Offers gross profit (1) inventory valuation adjustments recorded during the presented period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, and indirect expenses included in cost of revenue and (2) share-based compensation expense and depreciation and amortization expense included in cost of revenue. The following table presents the calculation of Zillow Offers average gross profit per home and Average Return on Homes Sold After Interest Expense and a reconciliation of return on homes sold after interest expense to Zillow Offers gross profit for the periods presented (unaudited): 18 | Q3 2021

	Three Months Ended September 30,	
Calculation of Average Gross Profit per Home	**2021**	**2020**
Zillow Offers revenue	$ 1,172,693,000	$ 185,904,000
Zillow Offers cost of revenue	1,417,590,000	180,531,000
Zillow Offers gross profit	$ (244,897,000)	$ 5,373,000
Homes sold	3,032	583
Average Zillow Offers gross profit per home	$ (80,771)	$ 9,216
Reconciliation of Non-GAAP Measure to Nearest GAAP Measure		
Zillow Offers gross profit	$ (244,897,000)	$ 5,373,000
Holding costs included in sales and marketing (1)	(6,424,000)	(2,403,000)
Selling costs included in sales and marketing (2)	(40,405,000)	(7,526,000)
Interest expense (3)	(6,373,000)	(2,704,000)
Direct and indirect expenses included in cost of revenue (4)	316,119,000	783,000
Share-based compensation and depreciation and amortization included in cost of revenue	3,449,000	2,101,000
Return on homes sold after interest expense	$ 21,469,000	$ (4,376,000)
Homes sold	3,032	583
Average return on homes sold after interest expense	$ 7,081	$ (7,506)

(1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $17.8 million and $1.0 million of holding costs included in sales and marketing expense for the three months ended September 30, 2021 and 2020, respectively.
(2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home.
(3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods.
(4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, holding costs incurred in the renovation period that are eligible for inventory capitalization and are expensed in the period presented when the associated home is sold, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

19 | Q3 2021

Calculation of Average Gross Profit per Home	Nine Months Ended September 30, 2021	2020
Zillow Offers revenue	$ 2,645,697,000	$ 1,408,832,000
Zillow Offers cost of revenue	2,759,762,000	1,347,607,000
Zillow Offers gross profit	$ (114,065,000)	$ 61,225,000
Homes sold	7,083	4,414
Average Zillow Offers gross profit per home	$ (16,104)	$ 13,871
Reconciliation of Non-GAAP Measure to Nearest GAAP Measure		
Zillow Offers gross profit	$ (114,065,000)	$ 61,225,000
Holding costs included in sales and marketing (1)	(14,142,000)	(18,008,000)
Selling costs included in sales and marketing (2)	(96,860,000)	(60,009,000)
Interest expense (3)	(13,763,000)	(19,708,000)
Direct and indirect expenses included in cost of revenue (4)	326,489,000	5,327,000
Share-based compensation and depreciation and amortization included in cost of revenue	9,420,000	6,106,000
Return on homes sold after interest expense	$ 97,079,000	$ (25,067,000)
Homes sold	7,083	4,414
Average return on homes sold after interest expense	$ 13,706	$ (5,679)

(1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $27.0 million and $8.9 million of holding costs included in sales and marketing expense for the nine months ended September 30, 2021 and 2020, respectively.
(2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home.
(3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods.
(4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, holding costs incurred in the renovation period that are eligible for inventory capitalization and are expensed in the period presented when the associated home is sold, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

20 | Q3 2021